EXHIBIT (a)(1)(v)

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

Offer by

WENDY’S INTERNATIONAL, INC.

To Purchase For Cash

Up to 22,222,222 Shares of Its Common Stock

At a Purchase Price Not Greater Than $36.00 Nor Less Than $33.00 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON THURSDAY, NOVEMBER 16, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

October 18, 2006

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Wendy’s International, Inc., an Ohio corporation (the “Company”), to act as Dealer Managers in connection with the Company’s offer to purchase up to 22,222,222 shares of its common stock, $0.10 stated value per share (such shares, together with all other outstanding shares of common stock of the Company, are herein referred to as the “Shares”), at a price not greater than $36.00 nor less than $33.00 per Share, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated October 18, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the “Offer”).

The Company will determine a price per Share (the “Purchase Price”), not greater than $36.00 nor less than $33.00 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to purchase up to 22,222,222 Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the shareholders who tendered such Shares promptly after the Expiration Date (as defined in the Offer to Purchase). As described in the Offer to Purchase, in the event more than 22,222,222 Shares are tendered pursuant to the Offer, the Company may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer. By way of example, the Company may purchase up to an additional 2,362,191 of its outstanding Shares to the extent tendered in the Offer. The Company also expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

The Offer is an element of the Company’s overall plan to maximize value for its shareholders. If the Company is unable to purchase $800,000,000 of shares in the Offer, it will consider, in its sole discretion, various other options, including, among other things, additional share repurchases.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated October 18, 2006;

2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. Letter dated October 18, 2006 from the Company’s Chief Executive Officer to Company shareholders;

5. A form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. Return envelope addressed to American Stock Transfer and Trust Company, the Depositary, for your use only.

CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON THURSDAY, NOVEMBER 16, 2006, UNLESS THE OFFER IS EXTENDED.

For Shares to be properly tendered pursuant to the Offer, (1) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (2) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 9 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purpose of the Offer.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Lead Dealer Manager

Goldman, Sachs & Co.

Co-Dealer Manager

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.